SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
   Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [X]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Merrill Lynch & Co., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its charter)


--------------------------------------------------------------------------------
         (Name of Person(s) Filing Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange
         Act Rule 14a-6(i)(3)

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee Paid:
                              $125.00
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

                                          PROXY STATEMENT

          [GRAPHIC ART]
                                                NOTICE OF THE ANNUAL
Cover page depicts a partial view               MEETING OF STOCKHOLDERS
of a hollow globe constructed of                TO BE HELD APRIL 16, 1996
latitudinal and longitudinal lines,
with the Atlantic Ocean centered in
view. The word "proxy" appears in a             MERRILL LYNCH & CO., INC.
gold square and a gold dotted line              CONFERENCE AND
descends from the lower right corner            TRAINING CENTER
of the square to the bottom of the              PLAINSBORO, NEW JERSEY
page.











                                         1996

                                               [MERRILL LYNCH LOGO]

[MERRILL LYNCH LOGO]

--------------------------------------------------------------------------------

                                                                  March 11, 1996

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 A.M., local time, on Tuesday, April 16, 1996, at the Merrill Lynch & Co., Inc. Conference and Training Center, Plainsboro, New Jersey.

Information regarding the business of the meeting is set forth in the following formal Notice of Annual Meeting and Proxy Statement. There will be an opportunity for stockholders to ask questions about our business and to comment on any aspect of company affairs properly brought before the meeting.

We cannot stress strongly enough that the vote of every stockholder, regardless of the number of shares owned, is important. Therefore, after you read the Notice of Annual Meeting and Proxy Statement, and even if you plan to attend the meeting, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented. A return envelope is enclosed for your convenience. Since mail delays may occur, it is important that the proxy be returned well in advance of the meeting. You may revoke your proxy at any time before it is exercised at the meeting. Accordingly, you should sign and return your proxy even if you think you may decide to attend the meeting and vote your shares in person. Merrill Lynch will admit to the meeting stockholders of record, persons holding proof of beneficial ownership or who have been granted proxies, and any other persons that Merrill Lynch, in its sole discretion, may elect to admit.

We look forward to receiving your vote and seeing you at the meeting. Any stockholder requiring directions to the meeting, or who has a disability that may require special assistance, is asked to contact our Corporate Secretary, Gregory T. Russo, at 100 Church Street, 12th Floor, New York, NY 10080-6512.


Sincerely,

/s/ DANIEL P. TULLY                            /s/ DAVID H. KOMANSKY

DANIEL P. TULLY                                DAVID H. KOMANSKY
Chairman of the Board and                      President and
Chief Executive Officer                        Chief Operating Officer

[MERRILL LYNCH LOGO]

--------------------------------------------------------------------------------

                                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       TO BE HELD APRIL 16, 1996

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MERRILL LYNCH & CO., INC. ("ML & Co."), a Delaware corporation, will be held on Tuesday, April 16, 1996, at 10:00 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey, for the following purposes:

    (1) To elect 4 persons to the Board of Directors to hold office for a term of 3 years;

    (2) To consider 2 stockholder proposals; and

    (3) To transact such other business as properly may come before the Annual Meeting and any adjournment thereof.

Only holders of Common Stock of record on the books of ML & Co. at the close of business on February 22, 1996, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available from April 4, 1996 until prior to the meeting, as required by law, at the office of Merrill Lynch Asset Management located at 800 Scudders Mill Road, Plainsboro, New Jersey. This list will also be available at the Annual Meeting. The stock transfer books will not be closed.

Public notice of the date of the Annual Meeting was previously included in ML & Co.'s Quarterly Report on Form 10-Q for the period ended September 29, 1995, which was filed with the Securities and Exchange Commission on November 13, 1995, and in ML & Co.'s Third Quarter Report to stockholders, which was mailed on November 21, 1995.

                                          By Order of the Board of Directors

                                                GREGORY T. RUSSO

                                                    Secretary

New York, N.Y.
March 11, 1996

STOCKHOLDERS ARE URGED TO VOTE, SIGN, AND DATE THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

The Proxy Statement for the Annual Meeting follows this page. For stockholders who have not previously been sent a copy, enclosed is the Annual Report of ML & Co. for 1995, which is not proxy soliciting material.

[MERRILL LYNCH LOGO]

--------------------------------------------------------------------------------

PROXY STATEMENT

                                          ANNUAL MEETING OF STOCKHOLDERS
                                          APRIL 16, 1996

World Financial Center                                        March 11, 1996
North Tower
New York, NY 10281

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation ("ML & Co."), of proxies from holders of ML & Co. Common Stock, par value $1.33 1/3 per share (the "Common Stock"), eligible to vote at the forthcoming Annual Meeting of Stockholders, and at any adjournment thereof, on the matters set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, April 16, 1996, at 10:00 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

The close of business on February 22, 1996 has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date, there were 177,853,486 shares of Common Stock outstanding (excluding treasury shares), the holders thereof being entitled to one vote per share. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum. To the knowledge of ML & Co., except as provided below, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                                 AMOUNT AND NATURE
                       NAME AND ADDRESS                            OF BENEFICIAL        PERCENT
                     OF BENEFICIAL OWNER                             OWNERSHIP        OF CLASS(1)
--------------------------------------------------------------   -----------------    -----------
State Street Bank and Trust Company, Trustee
  ("State Street")
  225 Franklin Street
  Boston, Massachusetts 02110
    Merrill Lynch & Co., Inc.
      Employee Stock Ownership Plan (the "ESOP")..............      18,666,270(2)         10.5%
    Other ML & Co. employee benefit plans.....................       7,902,606(3)          4.4
    Other.....................................................       1,555,725(4)          0.9

The Equitable Companies Incorporated
  (the "Equitable Companies"), and related parties
  787 Seventh Avenue
  New York, New York 10019....................................      15,176,096(5)          8.5

                                                   (footnotes on following page)

(1) Percentages are calculated based on the Common Stock outstanding as of February 22, 1996.

(2) Information concerning the amount and nature of beneficial ownership is as of February 22, 1996. As of that date, 12,567,167 shares of Common Stock held by the ESOP (representing 7.1% of the outstanding shares of Common Stock) were allocated to participants, and 6,099,103 shares of Common Stock held by the ESOP (representing 3.4% of the outstanding shares of Common Stock) were not allocated to participants. Participants have the right to direct the voting of allocated shares by State Street as a co-trustee of the ESOP. Subject to the provisions of the ESOP trust agreement, State Street is obligated to vote unallocated shares, and allocated shares for which it has not received directions, in the same proportion as directed shares are voted. The trust agreement also contains provisions regarding the allocation, vesting, and disposition of shares.

(3) Information concerning the amount and nature of beneficial ownership is as of February 22, 1996. Participants have the right to direct the voting of shares of Common Stock by State Street as a co-trustee of these plans. Subject to the provisions of the trust agreements relating to these employee benefit plans, State Street is obligated to vote shares for which it has not received directions in the same proportion as directed shares are voted. The trust agreements also contain provisions regarding the disposition of shares.

(4) Information concerning the amount and nature of beneficial ownership is as of December 31, 1995 and was supplied by State Street. As trustee for various collective investment funds for employee benefit plans and other index accounts not affiliated with ML & Co. and for various personal trust accounts, State Street has sole voting power over 1,353,865 of such shares, sole dispositive power over 1,553,365 of such shares, shared voting power over 360 of such shares, and shared dispositive power over 2,360 of such shares.

(5) Information concerning the amount and nature of beneficial ownership is as of December 31, 1995 and was supplied by the Equitable Companies and related parties, including AXA, a French insurance holding company that owns an interest in the Equitable Companies, and a group of five French mutual insurance companies (the "Mutuelles AXA") that own an interest in AXA. Such information indicates that shares are held by subsidiaries of the Equitable Companies as follows: (i) 14,559,596 shares (including 319,500 shares which may be acquired upon the exercise of options) are held on behalf of client discretionary investment advisory accounts by Alliance Capital Management L.P. ("Alliance"), which has sole dispositive power over all such shares, sole voting power over 9,630,525 of such shares, and shared voting power over 349,200 of such shares; (ii) 595,500 shares are held for investment purposes by The Equitable Life Assurance Society of the United States ("Equitable Life"), which has sole voting and dispositive power over all such shares; and (iii) 700 shares are held on behalf of client discretionary advisory accounts by Wood, Struthers & Winthrop Management Corp. ("Wood, Struthers & Winthrop"), which has shared voting and sole dispositive power over all such shares. Each of AXA, the Mutuelles AXA, as a group, and the Equitable Companies, by virtue of their relationship to Alliance, Equitable Life, and Wood, Struthers & Winthrop, may be deemed to have sole dispositive power over all such shares (15,155,796), sole voting power over 10,226,025 of such shares, and shared voting power over 349,900 of such shares. In addition, AXA and the Mutuelles AXA, as a group, may be deemed to have sole voting and dispositive power over 20,300 shares that are held by AXA Re United States, an AXA entity, which shares are included in the total shown in the table.

It is the policy of ML & Co. that all proxies, ballots and voting materials that identify the votes of specific stockholders shall be kept confidential and shall not be disclosed to ML & Co., its affiliates, directors, officers or employees, subject to limited exceptions, including (i) disclosure to vote tabulators and inspectors of election, (ii) disclosure required by law, (iii) where a stockholder expressly requests disclosure, (iv) in the context of a bona fide dispute as to the authenticity of the proxy, ballot or vote, and (v) disclosure of aggregate vote totals at or in connection with the relevant meeting of stockholders. This policy does not apply in the event of a contested election for directors, the attempted removal of directors, any solicitation of proxies in connection with a merger or business combination, or a solicitation of proxies by anyone other than the Board of Directors of ML & Co. The policy is not intended to prohibit stockholders from voluntarily disclosing their votes to ML & Co. or the Board of Directors or to impair the free and voluntary communication between ML & Co. and its stockholders.

A plurality of the votes of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required for the election of directors. The affirmative vote of the majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required to approve the stockholder proposals and all other matters. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of ML & Co. of the 4 persons named under the caption "Election of Directors--Nominees for Election to the Board of Directors" and against the stockholder proposals. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to ML & Co. will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the vote. With regard to other proposals, votes may be cast in favor or against, or a stockholder may abstain. Abstentions will be counted as shares that are represented at the meeting and entitled to vote. Abstentions on the stockholder proposals will have the effect of a negative vote because such proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. Brokers (other than ML & Co.'s subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")) that do not receive instructions are entitled to vote on the election of directors; under NYSE policy, if MLPF&S does not receive instructions on this item, it is entitled to vote shares only in the same proportion as the shares voted by all other record holders. With respect to the stockholder proposals, neither MLPF&S nor any other broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will be disregarded and will have no effect on the outcome of the vote on the election of directors or on the stockholder proposals.

The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised at the meeting by giving notice to Darryl W. Colletti, Assistant Secretary of ML & Co., at 100 Church Street, 12th Floor, New York, NY 10080-6512, or by filing another proxy.

The expenses involved in the preparation of proxy materials and the solicitation on behalf of the Board of Directors of proxies for the Annual Meeting will be borne by ML & Co. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of ML & Co. or of its subsidiaries in person or by telephone or other means of communication, for which no additional compensation will be paid, and by Georgeson & Co., Inc. for a fee of $22,000 plus expenses. ML & Co. will reimburse brokers, including MLPF&S, and other nominees for costs incurred by them in mailing soliciting materials to the beneficial owners of its stock in accordance with the rules of the NYSE.

The accounting firm of Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit and Finance Committee of the Board, as the independent public accountants of ML & Co. and its subsidiaries for the 1996 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to answer stockholders' questions.

                             ELECTION OF DIRECTORS

The Board of Directors of ML & Co. is divided into 3 classes. Each class serves for a 3-year term and one class of directors is elected each year. During the 1995 fiscal year, the Board of Directors met 11 times.

The Board of Directors proposes the election as directors of the 4 persons named below, to hold office for a term of 3 years ending in 1999. The remaining 9 directors named below will continue to serve in accordance with their previous elections. It is intended that shares of Common Stock represented by proxies received in response to this Proxy Statement will be voted for the election of the nominees listed below unless otherwise directed by stockholders in their proxies. While it is not anticipated that any of the nominees will be unable to take office, if that is the case, such shares will be voted in favor of such other person or persons proposed by the Board of Directors.

Set forth below is information concerning nominees for election as directors, directors continuing in office, and executive officers. The information as to ownership of Common Stock and certain affiliations is based upon information received from the nominees, directors, and executive officers.

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
         NAME, AGE, AND PRINCIPAL OCCUPATION              DIRECTOR     OF COMMON STOCK AS OF
               FOR THE LAST 5 YEARS(1)                     SINCE       FEBRUARY 29, 1996(2)
--------------------------------------------------------------------------------------------
                      NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                             FOR A 3-YEAR TERM EXPIRING IN 1999
Jill K. Conway, 61 (3)................................      1978                 3,354
  Visiting Scholar, Massachusetts Institute of
    Technology since 1985; President of Smith College
    from July, 1975 to June, 1985.
George B. Harvey, 64 (3)..............................      1993                 3,461
  Chairman of the Board, President, and Chief
    Executive Officer of Pitney Bowes Inc., a provider
    of mailing, office and logistics systems and
    management and financial services, since 1983.
David H. Komansky, 56.................................      1995               714,903(4)(5)(6)
  President and Chief Operating Officer since January,
    1995; Executive Vice President, Debt and Equity
    Markets Group from May, 1993 to January, 1995;
    Executive Vice President, Debt Markets Group from
    June, 1992 to April, 1993; Executive Vice
    President, Equity Markets Group from October, 1990
    to May, 1992.
William L. Weiss, 66 (3)..............................      1993                 2,786
  Corporate Director; Chairman Emeritus of Ameritech
    Corporation, a provider of communications and
    information services; its Chairman of the Board
    from 1983 to April, 1994 and its Chief Executive
    Officer from 1983 to December, 1993.

                                                     (footnotes begin on page 7)

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
         NAME, AGE, AND PRINCIPAL OCCUPATION              DIRECTOR     OF COMMON STOCK AS OF
               FOR THE LAST 5 YEARS(1)                     SINCE       FEBRUARY 29, 1996(2)
--------------------------------------------------------------------------------------------
                   MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                   TERM EXPIRING IN 1997
William O. Bourke, 68 (3).............................      1987                 5,000(4)
  Corporate Director; Chairman of the Board of
    Reynolds Metals Company, a producer of aluminum
    products, from April, 1988 to May, 1992; Chief
    Executive Officer of that company from April, 1986
    to May, 1992; President of that company from
    January, 1983 to April, 1988.
W.H. Clark 63 (3).....................................      1995                 1,927
  Corporate Director; Chairman of the Board of Nalco
    Chemical Company, a producer of specialty
    chemicals, from 1984 to 1994; Chief Executive
    Officer of that company from 1982 to 1994;
    President of that company from 1984 to 1990.
Stephen L. Hammerman, 57..............................      1985               820,891(5)(6)
  Vice Chairman of the Board since April, 1992;
    Executive Vice President from June, 1985 to April,
    1992; General Counsel since October, 1984; General
    Counsel of MLPF&S since March, 1981.
Aulana L. Peters, 54 (3)..............................      1994                 1,489
  Partner in the law firm of Gibson, Dunn & Crutcher
    since 1988 and from 1980 to 1984; Commissioner of
    the U.S. Securities and Exchange Commission from
    1984 to 1988.
John J. Phelan, Jr., 64 (3)...........................      1991                 3,920
  Corporate Director; Senior Adviser to the Boston
    Consulting Group since October, 1992; Member of
    the Council on Foreign Relations since 1988;
    President of the International Federation of Stock
    Exchanges from January, 1991 to January, 1993;
    Chairman and Chief Executive Officer of the New
    York Stock Exchange, Inc. from May, 1984 to
    December, 1990.

                                 TERM EXPIRING IN 1998
Earle H. Harbison, Jr., 67 (3)........................      1987                 3,320(4)
  Chairman of the Board of Harbison Corporation, a
    manufacturer of molded plastic products; Chairman
    of the Executive Committee of Monsanto Company, a
    provider of chemical and agricultural products,
    pharmaceuticals, sweeteners, industrial process
    controls, and man-made fibers, from January, 1993
    to August, 1993; President and Chief Operating
    Officer of that company from May, 1986 to
    December, 1992.

                                             (footnotes begin on following page)

                                                                       AMOUNT AND NATURE OF
                                                                       BENEFICIAL OWNERSHIP
         NAME, AGE, AND PRINCIPAL OCCUPATION              DIRECTOR     OF COMMON STOCK AS OF
               FOR THE LAST 5 YEARS(1)                     SINCE       FEBRUARY 29, 1996(2)
--------------------------------------------------------------------------------------------
William R. Hoover, 66 (3).............................      1995                 2,645
  Chairman of the Board of Computer Sciences Corpora-
    tion, a provider of information technology
    consulting, systems integration and outsourcing to
    industry and government, since November, 1972;
    Consultant to that company since March, 1995; its
    President from November, 1969 to March, 1995; and
    its Chief Executive Officer from November, 1972
    until March, 1995.
Robert P. Luciano, 62 (3).............................      1989                 3,920
  Chairman of the Board of Schering-Plough
    Corporation, a health and personal care products
    company, since January, 1984 and its Chief
    Executive Officer from February, 1982 to January,
    1996.
Daniel P. Tully, 64...................................      1985             2,124,859(5)(6)
  Chairman of the Board since June, 1993; Chief
    Executive Officer since May, 1992; President and
    Chief Operating Officer from July, 1985 to
    January, 1995.

 EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION
                        TABLE
       (IN ADDITION TO THOSE WHO ARE DIRECTORS)
------------------------------------------------------
Herbert M. Allison, Jr................................                         797,155(5)
Jerome P. Kenney......................................                         852,515(5)
John L. Steffens......................................                       1,075,627(5)
All directors and executive officers of ML & Co. as a
  group, including those named above..................                       7,750,726(4)(5)(6)

------------

(1) Unless otherwise indicated, the offices listed are of ML & Co.

(2) All nominees, directors, and executive officers have sole investment power and sole voting power over the shares listed, except as indicated in notes 4, 5, and 6 below. Except for Mr. Tully, whose beneficial ownership represented approximately 1.2% of the outstanding Common Stock, no individual nominee, director or executive officer beneficially owned in excess of 1% of the outstanding Common Stock. The group consisting of all directors and executive officers of ML & Co. beneficially owned approximately 4.2% of the outstanding Common Stock. Percentages are calculated based on the Common Stock outstanding as of February 22, 1996.

(3) The following nominees and directors also hold directorships in, or similar affiliations with, the following companies:

    William O. Bourke--Reynolds Metals Company; Premark International, Inc.;
     and Sonat Inc.

    W.H. Clark--Bethlehem Steel Corporation; Diamond Shamrock, Inc.; James
     River Corporation of Virginia; NICOR, Inc.; and USG Corporation.

    Jill K. Conway--The Allen Group, Inc.; Arthur D. Little, Inc.;
     Colgate-Palmolive Company; and NIKE, Inc.

    Earle H. Harbison, Jr.--Harbison Corporation; Angelica Corporation; Mutual of America; National Life Insurance Company; and RightCHOICE Managed Care, Inc.

    George B. Harvey--Pitney Bowes Inc.; Connecticut Mutual Life Insurance Co.;
     McGraw-Hill, Inc.; and Pfizer, Inc.

    William R. Hoover--Computer Sciences Corporation and Storage Technology
     Corporation.

    Robert P. Luciano--Schering-Plough Corporation; Allied-Signal, Inc.; and
     C.R. Bard, Inc.

    Aulana L. Peters--Minnesota Mining and Manufacturing Company (3M); Mobil
     Corporation; and Northrop Grumman Corporation.

    John J. Phelan, Jr.--Eastman Kodak Company; Metropolitan Life Insurance
     Company; and Sonat Inc.

    William L. Weiss--Abbott Laboratories; The Quaker Oats Company; and Tenneco
     Inc.

(4) Beneficial ownership shown for Messrs. Komansky, Bourke, and Harbison, and for the group consisting of all directors and executive officers of ML & Co., excludes shares held by their wives (1,000 shares in the case of Mr. Komansky, 200 shares in the case of Mr. Bourke, and 2,000 shares in the case of Mr. Harbison), as to which they may be deemed to have shared investment and voting power. Each of them has expressly disclaimed beneficial ownership of the shares held by his wife. Beneficial ownership for the group consisting of all directors and executive officers of ML & Co. also excludes 2,164 shares held by the wife of an executive officer not named in the Summary Compensation Table, as to which such executive officer may be deemed to have shared investment and voting power but as to which he has expressly disclaimed beneficial ownership.

(5) Beneficial ownership shown for the following individuals, and for the group consisting of all directors and executive officers of ML & Co., includes the indicated number of shares of Common Stock that may be purchased upon the exercise (presently or within 60 days) of stock options granted under the ML & Co. Long-Term Incentive Compensation Plan: David H. Komansky (485,471); Stephen L. Hammerman (618,471); Daniel P. Tully (1,572,956); Herbert M. Allison, Jr. (600,551); Jerome P. Kenney (576,046); John L. Steffens (685,471); and all directors and executive officers of ML & Co. as a group (5,389,259).

(6) Beneficial ownership shown for Mr. Komansky, and for the group consisting of all directors and executive officers of ML & Co., includes 649 shares of Common Stock held by a charitable foundation of which Mr. Komansky and two other executive officers not named in the Summary Compensation Table act as trustees and as to which they have shared voting and investment power. Beneficial ownership shown for Mr. Hammerman, and for the group consisting of all directors and executive officers of ML & Co., includes 18,000 shares of Common Stock held in trusts as to which Mr. Hammerman has shared voting and investment power. Beneficial ownership shown for Mr. Tully, and for the group consisting of all directors and executive officers of ML & Co., includes 6,000 shares of Common Stock held in a trust as to which Mr. Tully has shared voting and investment power. Beneficial ownership shown for the group consisting of all directors and executive officers of ML & Co. includes 2,616 shares of Common Stock held in custodial accounts as to which an executive officer not named in the Summary Compensation Table has sole voting and investment power.

                      COMMITTEES OF THE BOARD OF DIRECTORS

In addition to an Executive Committee, ML & Co. has standing Audit and Finance, Management Development and Compensation, and Nominating Committees of the Board of Directors.

The Audit and Finance Committee, which consists of Mr. Bourke, who chairs the committee, Messrs. Clark, Harvey and Hoover and Mrs. Peters, held 6 meetings during the 1995 fiscal year. This committee has performed the following functions, among others: monitoring ML & Co.'s system of internal accounting controls; overseeing and evaluating the internal audit function; recommending the appointment and monitoring the performance, independence, and fees of ML & Co.'s independent public accountants and monitoring professional services they provide; reviewing the scope of the annual audit with the independent public accountants and reviewing their reports to management; reviewing ML & Co.'s annual consolidated financial statements; and overseeing corporate funding policy, securities offerings, financial commitments and related policies, and risk management policies and procedures.

The Management Development and Compensation Committee, which consists of Mrs. Conway, who chairs the committee, and Messrs. Harbison, Luciano, Phelan and Weiss, held 9 meetings during the 1995 fiscal year. This committee has performed the following functions, among others: exercising primary responsibility on behalf of the Board of Directors for reviewing and recommending employee compensation programs, policies, and practices, including salary, cash incentive, long-term incentive compensation, stock purchase, retirement, and health and welfare programs; making grants under ML & Co.'s Long-Term Incentive Compensation Plan and Equity Capital Accumulation Plan; discharging the responsibilities described below under the caption "Management Development and Compensation Committee Report on Executive Compensation"; and periodically reviewing management development programs and executive succession plans.

The Nominating Committee, which consists of Mr. Harbison, who chairs the committee, Mrs. Conway and Mr. Luciano (all of whom are voting members) and Mr. Tully (who is a non-voting member), held 4 meetings and had a number of discussions during the 1995 fiscal year. This committee has performed the following functions: identifying potential candidates to serve on the Board of Directors with a view toward a desirable balance of expertise among Board members and recommending to the Board of Directors membership of committees of the Board and nominees to fill vacancies on the Board. The Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 1997 Annual Meeting of Stockholders should write to Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 12th Floor, 100 Church Street, New York, NY 10080-6512.

                           FIRST STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holding 200 shares of Common Stock, has given notice of her intention to propose the following resolution at the Annual
Meeting:

    "RESOLVED: That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The following statement has been submitted by Mrs. Davis in support of the resolution:

    "REASONS: Many states have mandatory cumulative voting, so do National
    Banks."

    "In addition, many corporations have adopted cumulative voting."

    "Last year the owners of 27,347,681 shares, representing approximately 20.7% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

This same proposal has been previously submitted ten times by its proponent to ML & Co.'s Annual Meetings of Stockholders. The issue has been consistently opposed by the Board of Directors and defeated by stockholders every time by a substantial majority of the votes cast.

The reasons the Board of Directors opposes this resolution are essentially the same as those stated in the proxy statements for the ten prior Annual Meetings at which the proposal was submitted. Under the General Corporation Law of Delaware (the "Corporation Law"), the state in which ML & Co. is incorporated, cumulative voting is permissible only if provided for in a corporation's certificate of incorporation. The general rule under the Corporation Law, which is followed by many large corporations, is that each director must be elected by a plurality of the votes of the shares present in person or represented by proxy.

The Board of Directors would recommend a change in the method of stockholder voting only if another method would better serve the interests of the stockholders as a whole. To the contrary, cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing the interests of that group. Any directors so elected may view themselves as representatives of the group that elected them and feel obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This would tend to promote adherence to narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote is designed to produce a board of directors that views its accountability as being to stockholders generally. Cumulative voting would also create a risk of promoting factionalism among members of the Board of Directors and may, therefore, undermine their ability to work together effectively. Accordingly, the Board of Directors regards the proposed change as not only serving no useful purpose but as being contrary to the best interests of all ML & Co. stockholders.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

                          SECOND STOCKHOLDER PROPOSAL

The Massachusetts Laborers' Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803-0900, holding 5,000 shares of Common Stock, has given notice of its intention to propose the following resolution at the Annual Meeting:

    "RESOLVED: That the shareholders of Merrill Lynch & Company, Inc. urge that the Board of Directors take the necessary steps to declassify the Board for the purpose of Director elections, which shall be done in a manner that does not affect the unexpired terms of the Directors previously elected."

The following statement has been submitted by the Massachusetts Laborers' Pension Fund in support of the resolution:

    "REASON: Merrill Lynch & Company's Board of Directors is divided into three classes so that only a third of the Board faces election every year, and an individual Director faces election only every three years. Along with many institutional investors, we believe that reducing the frequency of Director elections reduces the accountability of each Director to this Company's shareholders."

    "Accountability remains extremely important at Merrill Lynch & Company today. This Company continues to be involved in activities that continue to expose the Company to legal sanctions now and in the future."

    "This Company appears to have played an integral part in the sale and purchase of "derivatives" on behalf of the County of Orange, California. The ensuing financial collapse of that governmental entity and its repercussions have yet to be fully realized both to Merrill Lynch & Company, its shareholders and the citizens of Orange County."

    "Further, Merrill Lynch & Company's agreement to pay a $12 million settlement to the Securities & Exchange Commission to settle charges of an improper fee splitting arrangement with another securities dealer, involving transactions in Massachusetts and the District of Columbia, reflect a continuing lack of accountability by this Company's management and its Board of Directors."

    "A board more fully attuned and accountable to shareholder interests would have more actively overseen the conduct of the Company's management. We believe that annual Board elections will help repair some of these deficiencies by ensuring proper conduct by this Company."

    "For these reasons, we urge your support."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

In 1986, Merrill Lynch stockholders approved an amendment to the Certificate of Incorporation to classify the Board of Directors into three separate classes, as nearly equal in number as possible, with one class of Directors elected each year. More than 75% of the votes cast on the proposal (not including abstentions) were voted in favor of the classified Board.

The Board believes that board classification provides ML & Co. and its stockholders with significant continuity and stability, factors which are of vital importance to Merrill Lynch's business and operations. As a result of board classification, ML & Co. at all times benefits from having Directors experienced with Merrill Lynch's business comprising the majority of its Board.

As a financial services company, employee and client relationships are among Merrill Lynch's most important assets and, consequently, uncertainty and instability affecting these relationships could have a substantial adverse effect on Merrill Lynch's business and stockholder value. Board classification reduces the risk to ML & Co. and its stockholders of the uncertainty and instability resulting from a precipitous change in the majority control of the Board. In addition, this method of electing directors encourages a would-be acquirer to negotiate with the board, thereby enabling the directors to achieve the most favorable results for all stockholders.

Board classification provides an effective balance between the need for continuity and experience on the Board and the need for revalidation of the stockholder mandate through the election process. Directors are continually accountable to stockholders by virtue of state law fiduciary duties and their ongoing legal obligations to serve the best interests of all stockholders. Overall accountability of the Board is achieved through stockholders' selection of responsible, experienced, and respected individuals as Directors; it is not affected by the length of a Director's term.

ML & Co.'s Board and management insist upon and cultivate a compliance-oriented culture. Merrill Lynch's high public profile and position as one of the world's preeminent securities firms, however, make it a target for criticism and litigation. Still, the incidents cited by the proponent do not in any way evidence a lack of Director accountability. Since the Orange County matter arose in December 1994, Merrill Lynch has made extensive efforts to bring out the facts. Merrill Lynch believes that these facts support its view that it acted properly and professionally in its relationship with the County. The Massachusetts situation involved a legitimate contract between Merrill Lynch and another reputable securities firm. None of Merrill Lynch's employees were charged with any wrongdoing, and the charges against Merrill Lynch alleged only that it should have taken additional steps to ensure that the relationship with the other firm was fully disclosed to certain of the other firm's clients. In addition, beginning more than two years before the Massachusetts settlement was reached, Merrill Lynch management instituted policies and procedures to ensure that such a situation would not recur.

Finally, objective measures demonstrate the Board's and management's continuing focus on stockholder value. ML & Co. continues to have among the strongest credit ratings in its industry. In 1995, ML & Co. recorded the second-highest annual earnings in its history and its third consecutive year of earnings in excess of $1 billion. Net earnings for 1995 were $1.11 billion, a 10% increase over 1994 and net earnings per common share were $5.44 primary and $5.42 fully diluted, an increase of 15% and 14%, respectively, over 1994. Return on average common equity was approximately 20.1% for 1995, compared with 18.6% for 1994. Total client assets in Private Client accounts worldwide were $703 billion at year-end 1995, up $135 billion, or 24%, from year-end 1994. These results reflect strong management, Board accountability and the continued confidence of Merrill Lynch's clients and investors.

Adoption of this proposal would not in itself eliminate the classified Board. The proposal is precatory, urging the Board to take steps to declassify the Board.

The Board continues to believe that a classified Board is in the best interests of the stockholders of ML & Co. and that stockholders should oppose efforts to eliminate it. The stockholders strongly agreed with this position when adopting the amendments that established the classified Board in 1986, and the Board believes that the reasons supporting that action continue to be valid.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OVERVIEW

ML & Co. is a leader in an industry that is subject to intense competition for clients, market share and executive talent. To continue to excel as a world-class company in this environment, ML & Co. must attract, retain and motivate high-caliber executives to lead its workforce. As a key component of this effort, ML & Co.'s executive compensation program has been designed to recognize individual and company results, and to reward superior performance in a way that aligns the interests of its executives with those of its stockholders. Both the annual cash incentive award ("bonus") and the long-term stock-based incentive awards made to individual executives vary directly with changes in ML & Co.'s financial results and the performance of the executives.

POLICIES AND PROCESS

  GENERAL

On behalf of the Board of Directors, the Management Development and Compensation Committee (the "MDCC") is responsible for overseeing all executive officer compensation programs and plans, including the determination of base salaries, bonuses and stock-based compensation. The MDCC consists of five directors who have never been employees of ML & Co. and who are not eligible to participate in any of the MDCC-administered compensation programs or plans.

Each year, the MDCC conducts a full review of ML & Co.'s executive compensation programs to ensure that such programs are aligned with ML & Co.'s long-term strategic and financial goals, annual financial plans and other short-term objectives. As part of this review, the MDCC assesses the impact of changes in laws and regulations on the compensation programs for ML & Co.'s executive officers. The MDCC has access to advice and counsel from independent third parties. The MDCC also reviews executive management compensation with the other non-employee members of the Board of Directors. The Board of Directors has the specific responsibility for approving the compensation of executive management.

Bonus and stock award opportunities for executives are determined by a formula that generates a maximum grant value that increases or decreases based on changes in ML & Co.'s Net Income and Return on Equity ("ROE"). The actual award granted to an executive by the MDCC may vary below but not exceed this maximum and takes into consideration the executive's contribution to financial results, productivity, expense and risk control, product innovation, quality of client service, management development, succession planning, workforce diversity and strategic planning. The MDCC also considers the extent to which individuals take a leadership role in exemplifying and fostering ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

    TOTAL COMPENSATION

The three elements of total compensation for ML & Co. executives are base salary, bonus and long-term stock-based awards. The MDCC has balanced these components of executive pay to provide ML & Co.'s top executives with a strong incentive to maximize the long-term shareholder value of the Company.

    BASE SALARIES

The MDCC typically reviews executive officer base salaries every three to four years using factors determined at that time. Executive officer salaries were not reviewed by the MDCC for 1995. For 1995, the base salaries of executive officers named in the Summary Compensation Table ranged from 7% to 14% of their total annual cash compensation levels (base salary plus annual bonus). The relationship of salaries to total annual cash compensation is intended to maximize the motivational value of the compensation program.

    INCENTIVE COMPENSATION

ML & Co.'s incentive awards to executive officers are determined in accordance with Internal Revenue Code Section 162(m) which regulates the tax deductibility of compensation in excess of $1 million. Incentive awards for these individuals are based on a performance goal formula. This formula increases or decreases the prior year's formula award by the Average Percentage Change from the prior year in ML & Co.'s Net Income and ROE (as such terms are defined in the performance goals adopted by the MDCC and approved by stockholders). The performance goal formula provides an incentive for executives to work towards both a high return on stockholders' equity and growth in profits. Net Income and ROE are the same performance measures that are used by the MDCC in determining the funding for annual bonuses for other bonus-eligible employees.

The MDCC retains the discretion to determine actual awards less than the formula amount for each executive based on an assessment of the performance factors listed above under "Policies and Process--General". These factors are considered collectively by the MDCC and are not weighted in any particular order of importance. Because this process determines compensation levels based on ML & Co.'s financial performance and the individual executive officer's performance, compensation is not targeted to specific competitive levels.

ANNUAL CASH INCENTIVE (BONUS). ML & Co.'s bonus program provides a direct incentive for executive officers to improve the financial performance of ML & Co. For the 1995 performance year, the MDCC determined bonuses for each executive officer using the performance goal formula. The CEO's formula bonus for 1995 was determined by adjusting the 1994 formula bonus by the 7% average increase in ML & Co.'s Net Income and ROE from 1994 to 1995. Under the stockholder approved plan, the formula bonuses for executive officers (other than the CEO) are established as a percentage of the CEO's formula bonus. This percentage (80% for the Chief Operating Officer and 70% for other executive officers) reflects the relative responsibility and accountability of these individuals in relation to that of the CEO. As noted, the MDCC has the discretion to reduce these formula amounts based on the factors listed above under "Policies and Process--General". The Chief Operating Officer received 80% and the executive officers named in the Summary Compensation Table received between 52% and 65% of the CEO formula amount for the 1995 performance year.

LONG-TERM INCENTIVE COMPENSATION. Stock-based incentive awards are a fundamental component of the total compensation awarded each year to members of executive management. These awards, which include Restricted Shares, Restricted Units, and Stock Options, align executive and stockholder financial interests and promote an appropriate balance between short-term goals and long-term strategic planning.

Restricted Shares and Restricted Units provide an immediate proprietary interest and reinforce a long-term orientation in decision making. Restricted Shares are shares of Common Stock that convey to their holder all the rights of a stockholder except that they are restricted from being sold, transferred, or assigned for a period of time after they are granted. In the case of Restricted Shares granted for the 1995 performance year, the restricted period is five years, consisting of a three-year vesting period followed by a two-year restriction on transferability. Restricted Units are similar to Restricted Shares but are payable in cash at the end of a three-year vesting period and do not convey voting rights (throughout the remainder of this report, Restricted Shares and Restricted Units are referred to as "Restricted Shares/Units").

Stock Options directly align the financial interests of executives with those of stockholders by rewarding executives only if, and to the extent that, the price of Common Stock appreciates in the future. Stock Options granted for 1995 performance have a term of ten years and become exercisable in 20% increments each year over a five-year period.

The January 1996 grants of Restricted Shares/Units for the 1995 performance year to executive officers were determined using the same performance goal formula as was used to determine bonuses. That is, for the 1995 performance year, the formula dollar value of the CEO's Restricted Share/Unit grant was determined by adjusting the formula dollar value of the 1994 grant by the 7% average increase in Net Income and ROE from 1994 to 1995. The formula dollar values of grants of Restricted Shares/Units for executive officers other than the CEO were established as a percentage of the CEO's formula amount (80% for the COO and 70% for other executive officers). The MDCC also has the discretion to reduce the Restricted Share/Unit awards yielded by the formula based on the performance factors listed above under "Policies and Process-General." The MDCC determined the dollar value of the Stock Option grants to each of the executive officers for the 1995 performance year in the same manner that it determined the dollar value of the Restricted Share/Unit grants to these executive officers. Stock ownership levels are not a consideration in deciding the appropriate stock-based award for a given performance year.

Executive officers are also eligible to participate in broad-based plans offered generally to ML & Co. employees, such as the 401(k) savings and investment plan, retirement plans, and various health and welfare insurance plans.

    APPROVAL PROCESS

Consistent with the executive compensation policies discussed above, the MDCC assesses the performance of the CEO and of all other executive officers, and recommends the annual bonuses of ML & Co.'s CEO, President, Vice Chairman, and Executive Vice Presidents to the Board of Directors for approval. Awards of Restricted Shares/Units and Stock Options to executives are determined by the MDCC in order to preserve the benefits of Rule 16b-3 under the Securities Exchange Act of 1934 for the employee stock plans pursuant to which such securities are awarded.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1995 PERFORMANCE

    ANNUAL CASH INCENTIVE (BONUS)

The 1995 performance year bonus for the CEO was determined in accordance with the performance goals referred to above.

ML & Co.'s Net Income in 1995 was $1,066 million which represents a 6.2% increase from $1,004 million in 1994. ML & Co.'s ROE in 1995 was 20.1%, which represents an 8.1% increase from ML & Co.'s ROE of 18.6% in 1994. The average change in these performance measures, rounded to the nearest whole percentage point, is an increase of 7%. Therefore, the CEO's 1994 formula bonus of $4,340,000 was increased by the 7% average change in the performance measures to produce a 1995 formula bonus of $4,643,800. The MDCC awarded the CEO the full formula bonus in recognition of his contribution to ML & Co.'s 1995 financial results as well as the other factors listed above under "Policies and Process--General" and his leadership in exemplifying and fostering ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

The MDCC did not adjust Mr. Tully's base salary for 1995.

    LONG-TERM INCENTIVE COMPENSATION

The value of Mr. Tully's Restricted Share/Unit grant for 1995 performance was determined in accordance with the performance goals referred to above.

Applying the 7% average increase in Net Income and ROE to the grant value of Mr. Tully's 1994 Restricted Share/Unit grant of $1,015,000 (which was the 1994 formula amount) resulted in a formula Restricted Share/Unit grant for the 1995 performance year of $1,086,050. Again, in recognition of ML & Co.'s financial results and the other factors discussed above, the MDCC deemed it appropriate to award Mr. Tully Restricted Shares/Units equal to the full formula grant value. The number of Restricted Shares/Units awarded was calculated by dividing the formula grant value by the average fair market value ($51.31) of a share of Common Stock over the twenty business days preceding January 15, 1996, the date the MDCC met to review executive stock awards.

Applying the same 7% average increase to the CEO's 1994 stock option grant value of $1,015,000 produced a 1995 performance year grant value of $1,086,050. The number of Stock Options awarded for 1995 performance was calculated by dividing the grant value of the Stock Option award by the same price of Common Stock used to determine the Restricted Share/Unit grants, and multiplying the result by four. The multiple of four options to one share/unit is used because the Black-Scholes value of an ML & Co. employee Stock Option, taking into account the non-marketability of employee stock options, has over time averaged approximately 25% of the value of a share of Common Stock.

The ultimate future value to be realized by the CEO for this long-term award of Restricted Shares/Units and Stock Options is dependent upon the future price of the Common Stock and on dividends.

    SUMMARY

The CEO's compensation for performance in 1995, valued when it was approved in January 1996 using the methodology explained above, consisted of:

                               RESTRICTED
 SALARY      ANNUAL BONUS     SHARES/UNITS*     STOCK OPTIONS*       TOTAL
--------     ------------     -------------     --------------     ----------
$500,000      $4,643,800       $ 1,086,050        $1,086,050       $7,315,900

------------
* These awards were converted into Restricted Shares/Units and Stock Options based on the average fair market value ($51.31) of a share of Common Stock over the twenty business days preceding January 15, 1996, the date the MDCC met to review these awards. These amounts differ from the amounts shown in the Summary Compensation Table under the column headed "Restricted Stock Awards" and in the table entitled "Option Grants in Last Fiscal Year" under the column headed "Grant Date Present Value" because the amounts in those tables are required to be based on grant date Common Stock prices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

JILL K. CONWAY, CHAIR
EARLE H. HARBISON, JR.
ROBERT P. LUCIANO
JOHN J. PHELAN, JR.
WILLIAM L. WEISS

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of ML & Co.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                   COMPENSATION AWARDS(1)
                                                                   -----------------------
                                                                   RESTRICTED                  ALL
                                        ANNUAL COMPENSATION          STOCK      SECURITIES    OTHER
                                    ----------------------------     AWARDS     UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION         YEAR    SALARY      BONUS      (2)(3)(4)     OPTIONS     SATION(5)
----------------------------------  ----   --------   ----------   ----------   ----------   --------

Daniel P. Tully...................  1995   $500,000   $4,643,800   $1,211,811      84,665    $219,261
Chairman of the Board and CEO       1994    500,000    4,340,000    1,058,682     113,684     144,950
                                    1993    500,000    6,200,000    1,468,935     133,920     161,342

David H. Komansky.................  1995    300,000    3,715,040      969,414     467,735      42,635
President and COO                   1994    300,000    2,900,000      625,837      67,204      31,250
                                    1993    300,000    4,145,000      759,783      69,270      36,390

Herbert M. Allison, Jr. ..........  1995    300,000    3,000,000      725,300      50,675      27,759
Executive Vice President            1994    300,000    2,900,000      625,837      67,204      21,800
                                    1993    300,000    4,145,000      759,783      69,270      31,871

Jerome P. Kenney..................  1995    400,000    2,400,000      557,901      38,980      20,760
Executive Vice President            1994    400,000    1,700,000      521,537      56,004      18,000
                                    1993    400,000    2,500,000      607,800      55,410      25,379

John L. Steffens..................  1995    400,000    2,900,000      725,300      50,675     220,761
Executive Vice President            1994    400,000    2,800,000      625,837      67,204     149,250
                                    1993    400,000    4,045,000      759,783      69,270     160,779

                                                   (footnotes on following page)

(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated. In the case of Mr. Komansky, the 1995 figure under the column headed "Securities Underlying Options" includes a grant of 400,000 stock options made by the MDCC to recognize Mr. Komansky's increased accountability for creating shareholder value following his appointment as President and Chief Operating Officer on January 25, 1995.

(2) Amounts shown are for awards granted in February 1996 for performance in 1995, in February 1995 for performance in 1994, and in February 1994 for performance in 1993. The February 1994 awards were of Restricted Units; the other awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on February 1, 1996, the effective date of the grant for performance in 1995, was $57.25. Shares and units granted in February 1995 and February 1996 vest three years following grant and are restricted from transferability for an additional two years after vesting. Units granted in February 1994 have a four-year vesting period, but may vest following the end of the 1996 fiscal year based upon the achievement of a cumulative return on equity of 60%.

(3) Dividends are paid on unvested Restricted Shares and dividend equivalents are paid on unvested Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Common Stock.

(4) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 29, 1995 are as follows: Mr. Tully (14,211 shares and 47,690 units--$3,156,951); Mr. Komansky (8,401 shares and 25,717 units--$1,740,018); Mr. Allison (8,401 shares and 25,717 units--$1,740,018); Mr. Kenney (7,001 shares and 20,853 units--$1,420,554); and Mr. Steffens (8,401 shares and 25,717 units--$1,740,018). These amounts do not include Restricted Shares and Restricted Units awarded in 1996 for performance in 1995.

(5) Amounts shown for 1995 consist of the following: (i) contributions made in 1995 by ML & Co. to accounts of employees under the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan (including, where applicable, cash payments made because of limitations imposed by the Internal Revenue
    Code)--Mr. Komansky ($1,500), Mr. Allison ($1,500), Mr. Kenney ($1,500), and Mr. Steffens ($1,500); (ii) allocations made in 1995 by ML & Co. to accounts of employees under the defined contribution retirement program--Mr. Tully ($21,011), Mr. Komansky ($19,260), Mr. Allison ($17,509), Mr. Kenney
    ($19,260), and Mr. Steffens ($21,011); and (iii) distributions received in 1995 on investments of personal funds in ML & Co.-sponsored employee partnerships--Mr. Tully ($198,250), Mr. Komansky ($21,875), Mr. Allison ($8,750), and Mr. Steffens ($198,250).

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                    NUMBER OF      % OF TOTAL
                                    SECURITIES      OPTIONS
                                    UNDERLYING     GRANTED TO     EXERCISE                   GRANT DATE
                                     OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION     PRESENT
              NAME                   GRANTED      FISCAL YEAR     PER SHARE     DATE(2)       VALUE(3)
---------------------------------   ----------    ------------    ---------    ----------    ----------
Daniel P. Tully..................      84,665          1.1%       $ 54.5625     1/24/2006    $1,291,201
David H. Komansky................      67,735          0.9          54.5625     1/24/2006     1,033,006
                                      400,000(4)       5.0          54.5625     1/24/2006     6,100,280
Herbert M. Allison, Jr. .........      50,675          0.6          54.5625     1/24/2006       772,829
Jerome P. Kenney.................      38,980          0.5          54.5625     1/24/2006       594,472
John L. Steffens.................      50,675          0.6          54.5625     1/24/2006       772,829

------------
(1) Includes awards made in January 1996 for performance in 1995. Excludes awards made in January 1995 for performance in 1994 (which were reflected in ML & Co.'s 1995 Proxy Statement).

(2) All options are exercisable as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years.

(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($54.5625) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Common Stock on January 24, 1996, the date of grant. The assumptions used for the variables in the model were: 26% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 5.68% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February, 2006, as quoted in The Wall Street Journal); a 1.9% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee options. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.

(4) This grant was made by the MDCC to recognize Mr. Komansky's increased accountability for creating shareholder value following his appointment as President and Chief Operating Officer on January 25, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                      OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END(1)
                           SHARES                     --------------------------  --------------------------
                         ACQUIRED ON     VALUE
         NAME             EXERCISE    REALIZED(2)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------  -----------  -----------     -----------  -------------  -----------  -------------
Daniel P. Tully........          0    $         0      1,445,130      316,174     $52,545,408   $ 4,717,534
David H. Komansky......          0              0        412,507      179,347      13,825,820     2,708,926
Herbert M. Allison, Jr.          0              0        529,227      176,067      18,451,320     2,652,551
Jerome P. Kenney.......     60,000      1,770,000        515,912      144,622      17,872,949     2,198,306
John L. Steffens.......     60,000      1,801,250        612,507      179,347      21,284,570     2,708,926

------------
(1) This valuation represents the difference between $51.00, the closing price of the Common Stock on December 29, 1995 on the Consolidated Transaction Reporting System, and the exercise prices of these options.

(2) This valuation represents the difference between the average of the high and low price of the Common Stock on the Consolidated Transaction Reporting System on the date of exercise, and the exercise price of the options exercised. Mr. Steffens continues to hold the shares received upon exercise of his options.

CERTAIN ANNUITIES

In 1988, the ML & Co. defined benefit pension plan (the "Pension Plan") was terminated, and a group annuity contract to pay the Pension Plan benefits to the vested participants was purchased from Metropolitan Life Insurance Company with a portion of the terminated Pension Plan trust assets. This annuity is payable at normal retirement (generally age 65) or at an early retirement age in a reduced amount. ML & Co. participates in the actuarial experience and investment performance of these annuity assets under an agreement with Metropolitan Life Insurance Company.

Upon retirement, the executive officers named in the Summary Compensation Table will be eligible to receive an annuity. Those retiring at age 65 with at least 10 years of Pension Plan participation will receive up to the annual statutory maximum applicable to the year in which the annuity payments are made, which, during 1996, are $120,000 (if born before 1938) and $112,000 (if born between 1938 and 1954). These amounts are adjusted periodically by the Internal Revenue Service for increases in the cost of living. The compounded annual growth rate of these cost of living increases has been 3.6% since 1988, the year indexing began. Effective for 1995 and later years, however, the cost of living adjustment calculation is subject to rounding rules. These annuity payments, if payable as straight life annuities, will not exceed the following annual amounts for the following executive officers: Daniel P. Tully ($316,168) subject to the statutory maximum ($120,000 in 1996); David H. Komansky ($103,655); Herbert M. Allison, Jr. ($81,543); Jerome P. Kenney ($173,456) subject to the statutory maximum ($112,000 in 1996); and John L. Steffens ($227,963) subject to the statutory maximum ($112,000 in 1996); these amounts reflect an offset for estimated social security benefits in accordance with the provisions of the terminated Pension Plan.

In addition, ML & Co. entered into an annuity agreement with Mr. Tully, effective July 24, 1991, as amended April 30, 1992, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. The annuity is payable if Mr. Tully retires or dies while an executive officer of ML & Co. The annual amount of this annuity will equal $1,500,000, if payable as a straight life annuity, or $1,270,000 if payable as a 50% or 100% joint and survivor life annuity, in each case as reduced by Mr. Tully's Pension Plan annuity described above and the combined annuity value at retirement of his account balances attributable to ML & Co. contributions to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan and the Retirement Accumulation Plan and to the allocations under the ESOP, and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65. The payment will be made monthly in the form of a life annuity, a joint and survivor life annuity or 10-year certain and life annuity. The survivor benefits, if applicable, are payable only to a spousal beneficiary.

SEVERANCE AGREEMENTS

ML & Co. has severance agreements with 54 present members of executive and senior management, including Messrs. Tully, Komansky, Allison, Kenney and Steffens. These agreements provide for payments and other benefits if there is a Change in Control (as defined below) of ML & Co., and the employee's employment is subsequently terminated by ML & Co. or its successor without "Cause" or by the employee for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits. The term of each agreement does not exceed 3 years, which term is automatically extended each year for an additional year until notice to the contrary is given to the employee. Under each agreement, the employee will receive a lump sum payment equal to the lesser of 2.99 times the employee's average annual W-2 compensation for the 5 years immediately preceding the year of the termination of employment or 2.99 times the employee's average annual salary, bonus and the grant value of stock-based compensation for the five years immediately preceding the year of the termination of employment. The employee shall also receive (i) a lump sum payment approximating the value of life, disability, accident, and medical insurance benefits for 24 months after termination of employment, and an amount sufficient to cover any income taxes payable thereon, (ii) a lump sum payment equal to the retirement contribution, and an amount sufficient to cover any income taxes payable thereon, that the employee would have been eligible to receive from ML & Co. under the terms of the ML & Co. retirement program, consisting of the Retirement Accumulation Plan and the ESOP, and any applicable ML & Co. contributions to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, or any successor program or plan that may be in effect at the time of the Change in Control, determined as if the employee were fully vested thereunder and had continued (after the date of termination) to be employed for an additional 24 months at the employee's highest annual rate of compensation during the 12 months immediately preceding the date of termination for purposes of determining the basic contributions and any applicable supplemental contributions; and (iii) any legal fees and expenses incurred as a result of his termination of employment. A "Change in Control" of ML & Co. means: (i) any change in control of a nature required to be reported under the Securities and Exchange Commission's proxy rules; (ii) the acquisition by any person of the beneficial ownership of securities representing 30% or more of the combined voting power of ML & Co.'s then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of 2 consecutive years, individuals who at the beginning of such 2-year period constituted the Board of Directors and any new directors elected or nominated by at least three-fourths of the directors who were either directors at the beginning of the 2-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation of all or substantially all of the assets of ML & Co. In addition, if ML & Co. enters into an agreement, the consummation of which would result in a Change in Control, then a Change in Control shall be deemed to have occurred with respect to any participant's termination without "Cause" or for "Good Reason" occurring after the execution of such agreement and, if such agreement expires or is terminated prior to consummation of the Change in Control, before such expiration or termination. Any payments under these agreements would be in addition to amounts payable under the ML & Co. Long-Term Incentive Compensation Plan and Equity Capital Accumulation Plan, which, in the event of a Change in Control, provide for early vesting and payment.

COMPENSATION OF DIRECTORS

ML & Co. directors who are not full-time employees of ML & Co. or an affiliated corporation receive monthly cash payments at a rate of $35,000 per year in base compensation and receive transportation to, or reasonable travel expenses incurred in connection with attending, meetings. In addition, non-employee directors receive $15,000 per year for service as members of, or $25,000 per year for chairing, the Audit and Finance Committee and the MDCC. The director who chairs the Nominating Committee receives $6,000 per year. Other members of that committee receive no additional fee. Under the Merrill Lynch & Co., Inc. Fee Deferral Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their base compensation and committee or chair fees until a specified later date or until after retirement. At the option of the participant, deferred fees may be credited with a return based on the performance of selected mutual funds or may be represented by Common Stock equivalents which are credited with dividend equivalents equal to dividends declared on the Common Stock. All distributions under the Fee Deferral Plan are payable in cash.

Under the Merrill Lynch & Co., Inc. Non-Employee Directors' Equity Plan, each non-employee director receives an initial grant of restricted stock upon commencement of Board service and additional grants of restricted stock at the beginning of the month following the fifth Annual Meeting subsequent to the most recent grant. Directors in service at the inception of the plan received their initial grants on November 4, 1992. In each case, the number of shares of restricted stock granted is based on a grant value of $50,000, provided that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant are reduced proportionately. Restricted stock granted under the plan vests and becomes transferable in equal annual installments on the date of each of the five Annual Meetings subsequent to grant (or, in the case of a director scheduled to retire earlier, such lesser number of Annual Meetings remaining until retirement). Unvested shares may not be transferred, assigned, pledged or otherwise encumbered, and if Board service ends prior to scheduled retirement for any reason other than death, unvested shares are forfeited. In all other respects, holders of restricted stock under the plan have the same rights as holders of Common Stock, including the right to vote and receive dividends.

Each non-employee director who has served for 5 years or has reached age 65 with at least one year of service, and who thereafter ceases to serve for any reason other than removal for cause, is eligible to receive a pension benefit. The beneficiary(ies) or estate of each non-employee director is entitled to receive a death benefit in the event of such director's death during his or her term. Both such benefits are based upon the annual base compensation at the time of the director's cessation of service or death, as the case may be, plus $10,000, and the director's age and length of service. Although the amount and method of payment of each such benefit cannot be determined until the time of entitlement, it will not, on an annualized basis, exceed an amount equal to the sum of the annual base compensation for non-employee directors at the time of the director's cessation of service or death, as the case may be, plus $10,000. ML & Co. offers comprehensive medical insurance benefits to non-employee directors and eligible family members, which are comparable to those offered to ML & Co. employees generally, except that these benefits are provided on a non-contributory basis and with differences in deductible, coinsurance and lifetime benefits. ML & Co. also offers life and business travel insurance benefits to non-employee directors.

From time to time, non-employee directors are offered the option of investing personal funds in certain ML & Co.-sponsored employee partnerships. The distributions on such investments received in 1995 by persons who were non-employee directors during 1995 were--Mr. Robert A. Hanson ($4,700); Mr. Harbison ($72,000) and Dr. Charles A. Sanders ($15,500). Mr. Hanson and Dr. Sanders ceased serving as directors in 1995.

CERTAIN TRANSACTIONS

From time to time since the beginning of the 1995 fiscal year, certain directors and executive officers of ML & Co. and associates of such persons were indebted to subsidiaries of ML & Co., as customers, in connection with margin account loans, mortgage loans, revolving lines of credit and other extensions of credit by ML & Co.'s subsidiaries. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except that for some credit products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for ML & Co. employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers and employees of ML & Co. are entitled to receive certain discounts or waivers of fees or commissions for products and services offered by subsidiaries of ML & Co.

From time to time since the beginning of the 1995 fiscal year, ML & Co. and certain of its subsidiaries have engaged in transactions in the ordinary course of business with State Street and the Equitable Companies and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

From time to time since the beginning of the 1995 fiscal year, ML & Co., through certain of its subsidiaries in the ordinary course of business, has performed investment banking, financial advisory, and other services for certain corporations with which certain of its directors are affiliated.

In 1994, a subsidiary of ML & Co. agreed, as part of its ordinary business activities, to make advances from time to time to an affiliate of Schering-Plough Corporation. The largest outstanding balance of advances by this subsidiary during 1995 was $50 million. The advances generated a floating return to this subsidiary based on six-month LIBOR. All such advances had been repaid as of February 10, 1995, and the agreement providing for such advances was terminated as of April 20, 1995. Robert P. Luciano, a director, is Chairman of the Board of Schering-Plough Corporation.

From time to time since the beginning of the 1995 fiscal year, legal services were performed by the law firm of Gibson, Dunn & Crutcher for mutual funds advised by affiliates of ML & Co. and for business activities of, and litigation matters on behalf of, ML & Co. and its affiliates. Aulana L. Peters, a director, is a partner of this law firm.

The directors (other than Messrs. Clark and Hoover) have been named as defendants in stockholder derivative actions, commenced on December 5, 1994 and now consolidated, purportedly brought on behalf of ML & Co. in the Supreme Court of the State of New York, New York County. These actions (the Wilson Actions) allege, among other things, breach of fiduciary duties in connection with ML & Co.'s business activities with the Orange County Treasurer-Tax Collector. The directors (other than Messrs. Clark, Hoover and Komansky) also are defendants in another stockholder derivative action (the Pittleman Action) purportedly brought on behalf of ML & Co. in the Supreme Court of the State of New York, New York County, commenced on November 3, 1995, which alleges, among other things, breach of fiduciary duties in connection with certain of Merrill Lynch's municipal finance activities and certain basket trading activities by Merrill Lynch in Japan. In addition, all current directors who were directors at the time of the transactions described below have been named as defendants in stockholder derivative actions, commenced October 11, 1991 and now consolidated, purportedly brought on behalf of ML & Co. in the Supreme Court of the State of New York, New York County. The plaintiffs, Messrs. Miller and Steiner, assert claims of breach of fiduciary duties in connection with a series of year-end securities transactions between subsidiaries of ML & Co. and Guarantee Security Life Insurance Company ("GSLIC") during the period from 1984 to 1988 and other claims against Transmark U.S.A. Inc., GSLIC's parent company, and one of Transmark's principals. The court has stayed this action for all purposes pending a resolution of related GSLIC litigation now pending in Florida. In each of the foregoing stockholder derivative actions, damages in an unspecified amount are sought on behalf of ML & Co.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:
MEMBER'S TRANSACTION WITH THE CORPORATION

The members of the MDCC are Jill K. Conway (Chair), Earle H. Harbison, Jr., Robert P. Luciano, John J. Phelan, Jr., and William L. Weiss. None of these individuals was an officer or employee of ML & Co. or any of its subsidiaries, and no "compensation committee interlocks" existed during the last fiscal year. An NYSE membership owned by Mr. Phelan was leased by him during 1995 to an employee of an NYSE specialist firm that is a subsidiary of ML & Co. The subsidiary was entitled to use the membership and was responsible for making lease payments. This lease commenced in May, 1991 and was renewed in May of each year since then at the then prevailing lease rates. The lease was renewed in May, 1995 through December 29, 1995, when it expired according to its terms. The lease rate for 1995 was $120,900 on an annualized basis. The range of rates for new NYSE membership leases, as reported by the NYSE for 1995 was $114,000 to $140,000.

                               PERFORMANCE GRAPH

The following performance graph compares the performance of ML & Co.'s Common Stock for the last 5 fiscal years of ML & Co. to that of the S&P 500 Index, the S&P Financial Index, and two peer group indices based on the common stock of a number of financial services companies. The first peer group index (the "1995 Index"), which is the same as that presented in ML & Co.'s 1995 Proxy Statement, consists of the following 10 companies: A.G. Edwards, Inc.; American Express Company; Bankers Trust New York Corporation; The Bear Stearns Companies Inc.; The Charles Schwab Corporation; J.P. Morgan & Co. Incorporated; Morgan Stanley Group Inc.; Paine Webber Group Inc.; Salomon Inc; and The Travelers Inc. (the successor to Primerica Corporation). The second peer group index (the "1996 Index") consists of the following 11 companies: A.G. Edwards, Inc.; Bankers Trust New York Corporation; The Bear Stearns Companies Inc.; The Charles Schwab Corporation; Dean Witter, Discover & Co.; J.P. Morgan & Co. Incorporated; Lehman Brothers Holdings Inc.; Morgan Stanley Group Inc.; Paine Webber Group Inc.; Salomon Inc; and The Travelers Inc. (the successor to Primerica Corporation). ML & Co. has determined that the 1996 Index better reflects the performance of ML & Co.'s direct competitors. American Express Company has been excluded from the 1996 Index as a result of its distribution to shareholders of its interest in Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. and Dean Witter, Discover & Co., both of which were until recently privately owned, are included in the 1996 Index because they are now publicly-traded companies that engage in many of same business activities as ML & Co. The graph assumes that the value of the investment in Common Stock and each index was $100 at December 28, 1990, and that all dividends were re-invested. Points on the graph represent the performance as of the last Friday in December of the specified year, ML & Co.'s fiscal year end. Stock price performances shown on the graph are not necessarily indicative of future price performances.


                                [GRAPH]

                            1990     1991     1992     1993     1994     1995
                            ----     ----     ----     ----     ----     ----
ML & CO.                    $100     $281     $304     $430     $375     $546
S&P 500 INDEX                100      128      143      157      159      217
S&P FINANCIAL INDEX          100      150      187      210      202      309
1995 INDEX                   100      166      186      244      224      347
1996 INDEX                   100      182      198      254      219      344

                                 OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items stated in the Notice of Annual Meeting of Stockholders. Should any other matters properly come before the Annual Meeting or any adjournment thereof, shares represented by the enclosed form of proxy, if signed and returned, will be voted in accordance with the judgment of the person or persons voting the proxies.

ML & CO. WILL FURNISH ANY STOCKHOLDER A COPY OF ITS 1995 FORM 10-K ANNUAL REPORT (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING OTHER EXHIBITS), WITHOUT CHARGE, UPON REQUEST ADDRESSED TO GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 12TH FLOOR, 100 CHURCH STREET, NEW YORK, NY 10080-6512.

               STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders of ML & Co. must be received by ML & Co., at its principal executive office, for inclusion in the proxy statement and form of proxy relating to that meeting, not later than November 11, 1996.

                                          By Order of the Board of Directors

                                               GREGORY T. RUSSO
                                                   Secretary

[MERRILL LYNCH LOGO]

MERRILL LYNCH & CO., INC.
WORLD FINANCIAL CENTER
NORTH TOWER
NEW YORK, NY 10281

[MERRILL LYNCH LOGO]


                           MERRILL LYNCH & CO., INC.



                         ANNUAL MEETING--APRIL 16, 1996

                                   10:00 A.M.



                  Please fold at perforation before detaching
-------------------------------------------------------------------------------
                                                                          PROXY

MERRILL LYNCH & CO., INC.


PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 16, 1996

The undersigned hereby appoints Daniel P. Tully, Stephen L. Hammerman and Joseph T. Willett, and each of them individually, as proxies, with power of substitution, to vote, as specified herein, all the shares of Common Stock of Merrill Lynch & Co., Inc. held of record by the undersigned at the close of business on February 22, 1996, at the Annual Meeting of Stockholders to be held on April 16, 1996, and at any adjournment thereof and, in their discretion, upon other matters that properly may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN ON THE REVERSE OF THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC INSTRUCTIONS AS TO ANY ITEM OR ALL ITEMS, IT WILL BE VOTED FOR THE ELECTION OF 4 DIRECTORS AND AGAINST STOCKHOLDER PROPOSALS
(2) AND (3). THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN IN RESPECT OF THE SAME SHARES OF STOCK.

                             SEE REVERSE SIDE

-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (1).

-------------------------------------------------------------------------------
(1) THE ELECTION TO THE BOARD OF DIRECTORS OF THE 4 NOMINEES NAMED BELOW
    FOR A TERM OF 3 YEARS

[ ] FOR all nominees listed              [ ] WITHHOLD AUTHORITY to
    (except as marked to the                 vote for all nominees listed
    contrary below)

                     JILL K. CONWAY, GEORGE B. HARVEY,
                  DAVID H. KOMANSKY AND WILLIAM L. WEISS


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE NAME(S) OF SUCH PERSON(S) HERE:


------------------------------------------------------------------------------


------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSALS (2)
AND (3).
------------------------------------------------------------------------------
(2)  INSTITUTE CUMULATIVE VOTING           FOR        AGAINST       ABSTAIN
                                           [ ]          [ ]           [ ]

(3)  DECLASSIFY THE BOARD OF DIRECTORS     FOR        AGAINST       ABSTAIN
                                           [ ]          [ ]           [ ]






------------------------------------------       ----------------------------
  (Signature of Stockholder)                               (Date)



------------------------------------------       ----------------------------
  (Signature of Stockholder)                               (Date)



[ ]       Please vote, sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.